Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035
bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2005 AND GUIDANCE FOR 2005

SAN MARCOS, Texas – Nov. 10, 2005 – Grande Communications® reported financial results for the quarter ending Sept. 30, 2005, including operating revenues of $48.1 million, net loss of $12.5 million and EBITDA of $5.8 million. EBITDA is a non-GAAP measure frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly-titled measures of other companies.

Selected	Operational Metrics

	Quarter Ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005
Operating Data:
Marketable homes passed	297,697	308,913	319,717	325,581	328,041
Customers	120,243	126,736	130,753	131,538	134,919
Number of connections
Cable television	81,642	83,098	84,483	85,440	87,776
Telephone	108,418	110,360	114,809	113,589	113,700
Broadband Internet and other	51,476	56,184	60,768	63,241	68,061

Total connections	241,536	249,642	260,060	262,270	269,537
Average monthly revenue per:
Customer	$85.32	$82.87	$84.75	$85.79	$85.18
Cable television	46.00	45.63	47.89	49.04	48.31
Telephone	43.84	42.38	43.31	42.86	43.09
Broadband Internet and other	34.40	34.50	34.59	35.31	34.54

Comparison of Q3 2004 to Q3 2005

Grande grew operating revenue for the company from $45.1 million to $48.1 million, or by 7%, from Q3 2004 to Q3 2005. Bundled services revenue increased from $30.1 million in Q3 2004 to $34.0 million, or 13%, in Q3 2005. Grande increased its marketable homes passed over the past 12 months by 30,344 and its customers by 14,676. Connections increased by 28,001 from Sept. 30, 2004 to Sept. 30, 2005, driving bundled services revenue up from Q3 2004 to Q3 2005.

Revenue for the company’s broadband transport services was $2.6 million in Q3 2004 and $2.0 million in Q3 2005, a decrease of $0.6 million, or 23%. Revenue from construction projects in Q3 2004 was approximately $0.5 million greater than Q3 2005. Additionally, broadband transport continues to experience circuit attrition and pricing compression, which has outpaced customer growth. Revenue from network services for Q3 2004 and Q3 2005 was $12.4 million and $12.1 million, respectively, a decrease of $0.3 million, or 2%.

Gross margin for the company increased from $28.4 million to $30.5 million, or by 7%. Gross margin for bundled services increased from $21.9 million to $24.7 million, or 13%, while gross margin from broadband transport decreased from $2.3 million to $1.8 million, or 22%. Network services gross margin decreased by $0.1 million from $4.2 million in Q3 2004 to $4.1 million in Q3 2005, or 2%.

SG&A increased from $23.6 million in Q3 2004 to $24.7 million in Q3 2005. SG&A in Q3 2005 included approximately $0.9 million of restructuring charges. EBITDA grew from $5.0 million in Q3 2004 to $5.8 million in Q3 2005, an increase of 16%. Excluding the restructuring charges, EBITDA would have grown by $1.7 million quarter over quarter, or 34%. Grande’s net loss narrowed from $14.2 million in Q3 2004 to $12.5 million in Q3 2005.

Comparison of Q2 2005 to Q3 2005

Grande’s total revenues decreased from $49.8 million in Q2 2005 to $48.1 million in Q3 2005, a decrease of 3%. Bundled service revenue increased from $33.8 million in Q2 2005 to $34.0 million in Q3 2005, or by 1%. This revenue growth is due to connection growth of 7,267 and customer growth of 3,381, offset by compression in average revenue per cable and Internet connection. While Grande experienced strong connection growth in the third quarter as a whole, the quarter started off slow. Because more of the growth came in the latter part of the quarter, the revenues from the new customers will have a greater impact on the forth quarter than the third. Additionally, Grande increased its marketable homes passed by 2,460 doors in Q3 2005.

Broadband transport revenue decreased from $2.2 million in Q2 2005 to $2.0 million in Q3 2005, or approximately 9%, primarily due to greater construction revenue in Q2 2005 than Q3 2005. Network services revenue from Q2 2005 to Q3 2005 decreased by $1.7 million, or 12%, primarily due to a decrease in lower margin carrier switched services revenue.

Gross margins for the company were relatively flat from Q2 2005 to Q3 2005. Gross margins for bundled services increased by $0.2 million to $24.7 million in Q3 2005, and broadband transport gross margin remained relatively flat quarter over quarter. Gross margin for network services decreased from Q2 2005 to Q3 2005 by $0.1 million to $4.1 million, although gross margin as a percent of revenue increased from 31% to 34% due to a better network cost structure in Q3 2005.

SG&A increased by $0.9 million to $24.7 million, primarily due to restructuring charges in the third quarter. Q2 2005 included one-time other income of $0.8 million. EBITDA decreased from $7.4 million in Q2 2005 to $5.8 million in Q3 2005, although EBITDA would have increased by approximately $0.1 million excluding other income in Q2 2005 and the restructuring charges in Q3 2005. Net loss increased by $0.4 million in Q3 2005 to $12.5 million.

Financial Highlights Comparing Sept. 30, 2004 and June 30, 2005, to Sept. 30, 2005

	Unaudited			Unaudited
	Three Months Ended			Nine Months Ended
($s in thousands)	Sept 30, 2004	June 30, 2005	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005
Bundled Services
Revenue
Video	$11,013	$12,499	$12,553	$31,852	$37,090
Voice	14,037	14,684	14,690	40,721	44,003
Data	5,074	6,568	6,803	14,269	19,438

Total Revenue	$30,124	$33,751	$34,046	$86,842	$100,531
Cost of Service	8,199	9,271	9,352	23,620	27,698

Gross Margin	$21,925	$24,480	$24,694	$63,222	$72,833
Gross Margin %	73%	73%	73%	73%	72%

Broadband Transport
Revenue	$2,597	$2,255	$1,999	$7,948	$6,246
Cost of Service	292	496	236	1,351	994

Gross Margin	$2,305	$1,759	$1,763	$6,597	$5,252
Gross Margin %	89%	78%	88%	83%	84%

Network Services
Revenue	$12,382	$13,769	$12,061	$37,816	$39,565
Cost of Service	8,213	9,552	8,008	24,262	26,429

Gross Margin	$4,169	$4,217	$4,053	$13,554	$13,136
Gross Margin %	34%	31%	34%	36%	33%

Total Company
Revenue	$45,103	$49,775	$48,106	$132,606	$146,342
Cost of Service	16,704	19,319	17,596	49,233	55,121

Gross Margin	$28,399	$30,456	$30,510	$83,373	$91,221
Gross Margin %	63%	61%	63%	63%	62%

Capital Expenditures and Liquidity

Capital expenditures for the nine months ended Sept. 30, 2005 were $40.9 million, including capitalized interest of $2.6 million. Grande completed the third quarter of 2005 with $35.2 million of cash and cash equivalents, which decreased from the year-end 2004 balance of $61.2 million primarily due to the company’s continued investment in capital expenditures related to the build-out of its network and associated customer premise equipment. The decrease in cash was partially offset by year-to-date positive cash flow from operations of $15.9 million.

Guidance for 2005

Grande continues to expect 2005 EBITDA to grow by approximately 40-45% over its 2004 Adjusted EBITDA. Grande also continues to anticipate capital expenditures of approximately $46 million, excluding capitalized interest, for 2005. Cash is expected to decrease to approximately $25 million at year-end Dec. 31, 2005. The company intends to manage its capital expenditures in accordance with the covenant set forth in the indenture to ensure that cash is not less than $20 million.

Grande’s Use of EBITDA and Adjusted EBITDA

EBITDA is frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly-titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of its performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of its senior notes offering. The company believes this expense is analogous to amortization and interest expense and, therefore, believes it is more useful to show EBITDA net of this one-time amount because Grande believes it is a better measure of its operating performance and is more comparable to prior periods. However, because of the nature of the charge, Grande is referring to its EBITDA in 2004 net of the charge as “Adjusted EBITDA.” The reconciliation from net loss as reported to EBITDA and Adjusted EBITDA is set forth below.

	Unaudited			Unaudited
	Three Months Ended			Nine Months Ended
($s in thousands)	Sept 30 2004	June 30, 2005	Sept 30 2005	Sept 30 2004	Sept 30 2005
Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(14,158)	$(12,146)	$(12,488)	$(39,979)	$(36,789)

Add back non-EBITDA items included in net loss:
Interest income	(207)	(143)	(161)	(558)	(619)
Interest expense	4,475	4,611	4,609	10,301	13,964
Income taxes	195	50	—	587	125
Depreciation & Amortization	14,720	15,075	13,864	41,145	43,466

EBITDA	$5,025	$7,447	$5,824	$11,496	$20,147
Loss on Extinguishment of debt	—	—	—	2,145	—

EBITDA, As Adjusted	$5,025	$7,447	$5,824	$13,641	$20,147

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call Thursday, Nov. 10 at 11 a.m. CST (noon EST) to discuss earnings for the three months ended Sept. 30, 2005. Grande Interim CEO and President W.K.L. “Scott” Ferguson, Jr. and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 905-0392. The conference ID is: “7Grande.” A recording of the call will be available at (800) 839-4013 until the end of the day Thursday, Nov. 17, 2005.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited			Unaudited
	Three Months Ended			Nine Months Ended
	Sept 30, 2004	June 30, 2005	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005
Operating revenues	$45,104	$49,775	$48,106	$132,606	$146,341
Operating expenses:
Direct costs	16,703	19,319	17,596	49,233	55,121
Selling, general and administrative	23,587	23,821	24,689	70,367	72,035
Depreciation and amortization	14,720	15,075	13,864	41,145	43,466

Total operating expenses	55,010	58,215	56,149	160,745	170,622

Operating loss	(9,906)	(8,440)	(8,043)	(28,139)	(24,281)
Other income (expense):
Interest income	207	143	161	558	619
Interest expense	(4,475)	(4,611)	(4,609)	(10,301)	(13,964)
Other income	—	750	—	—	750
Gain on disposal of assets	16	12	3	48	87
Loss on extinguishment of debt	—	—	—	(2,145)	—

Total other income (expense)	(4,252)	(3,706)	(4,445)	(11,840)	(12,508)

Net loss	$(14,158)	$(12,146)	$(12,488)	$(39,979)	$(36,789)

Basic and diluted net loss per share	$(1.14)	$(0.98)	$(1.00)	$(3.27)	$(2.96)

Basic and diluted weighted average number of common shares outstanding	12,386	12,440	12,476	12,226	12,447

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	Sept 30, 2005
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,195	$35,178
Investments (1)	20,000	—
Accounts receivable, net	20,951	18,578
Prepaid expenses and other current assets	2,720	2,207

Total current assets	84,866	55,963
Property, plant and equipment, net	303,536	303,209
Goodwill	133,145	133,215
Other intangible assets, net	5,355	3,960
Debt issue costs, net	6,953	6,214
Other assets	4,661	4,651

Total assets	$538,516	$507,212

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,193	$14,045
Accrued liabilities	21,644	25,719
Note payable	43	8
Deferred revenue	5,218	5,560
Current portion of capital lease obligations	636	701

Total current liabilities	40,734	46,033
Deferred rent	753	951
Deferred revenue	4,908	4,487
Capital lease obligations, net of current portion	13,940	13,720
Long term debt	128,237	128,836
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,313	508,343
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(158,818)	(195,607)

Total stockholders’ equity	349,944	313,185

Total liabilities and stockholders’ equity	$538,516	$507,212

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.

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